EXHIBIT 11
RUDDICK CORPORATION
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                     NINE MONTHS ENDED
                                  ----------------------
                                   JUNE 28,     JUNE 29,
                                     1998         1997
                                  ----------------------


NET INCOME PER SHARE COMPUTED AS FOLLOWS:
BASIC:
  1.  Net income available to common
       shareholders               33,665,000   35,836,000
                                  =======================

  2.  Weighted average common
       shares outstanding -
       Basic                      46,690,143   46,529,017
                                  =======================

  3.  Basic net income per share
       (Item 1 divided by Item 2)        .72          .77
                                   =======================

DILUTED:
  1.  Net income available to common
       shareholders                33,665,000   35,836,000
                                   =======================

  2.  Weighted average common
       shares outstanding -
       Basic                       46,690,143   46,529,017

  3.  Weighted potential shares
       under stock options computed
       for the periods using the
       Treasury Stock Method          316,722      281,657
                                   -----------------------

  4.  Weighted average common
       shares outstanding -
       Diluted                     47,006,865   46,810,674
                                   =======================

  5.  Net Income Per Share (Item
       1 divided by Item 2)               .72          .77
                                    ======================